Exhibit 10.2
Execution Copy
BRAZALTA RESOURCES CORP.
(“BrazAlta”)
- and -
BCH LTD.
(the “Corporation”)
- and -
ALLIS-CHALMERS ENERGY INC.
(“Allis-Chalmers”)
OPTION TO PURCHASE AND GOVERNANCE AGREEMENT
January 31, 2008
This document and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (the “Subordination Agreement”) dated as of January 31, 2008 among ALLIS-CHALMERS ENERGY INC. (the “Subordinated Creditor”), STANDARD BANK PLC, as the Senior Agent for the Senior Creditors identified therein (the “Senior Agent”) and acknowledged by BCH LTD, a corporation organized and existing under the laws of the Province of Alberta, Canada (“BCH”) and BCH ENERGY DO BRASIL SERVIÇOS DE PETRÓLEO LTDA., a company organized and existing under the laws of Brazil (“BCH Brazil”, and together with BCH, collectively, the “Obligors”), and BRAZALTA RESOURCES CORP., to all amounts (including principal, interest and fees) owed by the Obligors pursuant to that certain Credit Agreement dated as of June 26, 2007, among the Obligors, the Senior Agent and the Senior Creditors, as such Credit Agreement (subject to the terms of the Subordination Agreement) has been and hereafter may be amended, supplemented, restated or otherwise modified from time to time; and each holder of this document, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement. Notwithstanding anything herein to the contrary, the lien and security interest, if any, granted pursuant to this document and the exercise of any right or remedy by the grantee hereunder are subject to the provisions of the Subordination Agreement. In the event of any conflict between the terms of the Subordination Agreement and this document, the terms of the Subordination Agreement shall govern and control.

ii

iii

Schedule “A” — Valuation Procedure Schedule
“B” — By-laws of the Corporation

OPTION TO PURCHASE AND GOVERNANCE AGREEMENT
This Option to Purchase and Governance Agreement is dated as of the 31st day of January, 2008 and is made among BrazAlta Resources Corp., an Alberta corporation having an office at Suite 500, 816 — 7th Avenue SW, Calgary, Alberta, T2P 1A1 (“BrazAlta”), and BCH Ltd., an Alberta corporation having an office at Suite 500, 816 — 7th Avenue SW, Calgary, Alberta, T2P 1A1 (the “Corporation”), and Allis-Chalmers Energy Inc., a Delaware corporation having an office at 5075 Westheimer, Suite 890, Houston, Texas, 77056 (“Allis-Chalmers”).
WHEREAS BrazAlta is the sole shareholder of the Corporation;
AND WHEREAS BrazAlta has agreed to grant to Allis-Chalmers the Option to Purchase (as defined below) with respect to the Purchased Shares (as defined below) at and for the Purchased Share Price (as defined below) and subject to the terms and conditions set forth in this Agreement;
AND WHEREAS the Corporation has agreed to cause the holders of the ESOP Options (as defined below) and the ESOP Shares (as defined below) to sell the ESOP Options and the ESOP Shares to the Corporation for the ESOP Option Price (as defined below) and the ESOP Share Price (as defined below) in the event of certain events;
AND WHEREAS, concurrently with the execution of this Agreement, Allis-Chalmers has agreed to advance the Loan (as defined below) to the Corporation in accordance with the Credit Agreement (as defined below);
AND WHEREAS the Parties wish to enter into this Agreement to: (a) provide for the Option to Purchase; (b) provide for the conversion of the Debenture (as defined below) and the sale of the other securities in the capital of the Corporation if the Option to Purchase is exercised; (c) provide for the conduct of the business and affairs of the Corporation; (d) provide for restrictions on transfer and ownership of the securities in the capital of the Corporation; (e) govern the relationship among the Parties; (f) provide for a non-competition covenant given by BrazAlta and its Affiliates; and (g) provide for areas of interest for the Corporation and Allis-Chalmers.
NOW THEREFORE, in consideration of the above matters, the mutual covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby irrevocably acknowledged, the Parties hereby agree to the following:
ARTICLE I — INTERPRETATION
1.1 Definitions
In this Agreement, including the recitals and Schedules hereto unless something in the subject matter or context is inconsistent therewith, the following words and phrases shall have the meanings set forth below:
“Accrued Interest Payable” has the meaning given to such term in Section 9.1.

“Additional Equity Issuance” has the meaning given to such term in Section 10.1.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.
“Agreement” means this option to purchase and governance agreement including all Schedules attached to and forming part of this Agreement.
“Allis-Chalmers Shares” has the meaning given to such term in Schedule “A”.
“Allis-Chalmers Share Price” has the meaning given to such term in Schedule “A”.
“Applicable Laws” means all federal, provincial, local and municipal statutes, laws, by-laws, rules, orders (including court orders), regulations, guidelines or directions in effect from time to time and made or issued by any governmental authority.
“Arm’s Length” has the meaning ascribed to it in the Income Tax Act (Canada).
“Business Day” means a day other than a Saturday, a Sunday or any other day on which chartered banks are not open for business in Calgary, Alberta.
“By-Laws” has the meaning given to such term in Section 5.2.
“Closing” has the meaning given to such term in Section 4.1.
“Closing Date” has the meaning given to such term in Section 4.1.
“Competitive Business” has the meaning given to such term in Section 11.1(a)(i).
“Confidential Information” has the meaning given to such term in Section 12.1(a).
“Control” means, when applied to the relationship between a Person or group of Persons and a corporation or other entity, the beneficial ownership by such Person(s), at the relevant time, of shares of such corporation or equity interests of such other entity carrying more than the greater of (a) 50% of the voting rights ordinarily exercisable at meetings of shareholders of such corporation or equity holders of such other entity; and (b) the percentage of voting rights ordinarily exercisable at meetings of shareholders of such corporation or equity holders of such other entity that are sufficient to elect a majority of the directors of such corporation or managers of such other entity, and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that a Person or group of Persons who Control a corporation or other entity shall be deemed to Control a corporation or other entity which is Controlled by such corporation or such other entity and so on;
“Credit Agreement” means the credit agreement dated as of January 31, 2008 made among Allis-Chalmers, the Corporation, and BCH Energy do Brasil Servicos de Petroleo Ltda., whereby, among other things, Allis-Chalmers agreed to advance to the Corporation a loan in the amount of $40,000,000.

“Damages” means costs, claims, damages, losses, actions, demands, liabilities, fines, penalties, property damage, personal injuries (including death), expenses (including legal fees on a solicitor and own client basis) of any kind or nature and amounts paid in settlement of any of the foregoing, but do not include loss of profit or consequential damages or amounts paid in relation thereto.
“Debenture” means the convertible subordinated secured debenture in the amount of $40,000,000 issued by the Corporation to Allis-Chalmers in accordance with the Credit Agreement.
“Directors” mean the individuals who are elected or appointed as directors of the Corporation in accordance with this Agreement.
“EBITDA” means, for the applicable period, the sum of net income and interest expense of the Corporation, net of interest income, depreciation and amortization and all other non-charges, all in accordance with Canadian generally accepted accounting principles, it being acknowledged that net income shall exclude any gain or loss attributable to non-cash write-ups or write-downs of assets and the gain or loss, net of taxes, on the sale, disposition, or retirement of assets.
“ESOP” means the employee share option plan of the Corporation dated January 1, 2008, pursuant to which up to 10% of the issued and outstanding common shares in the capital of the Corporation, on a non-diluted basis, may be reserved for acquisition by the directors, officers, employees, consultants and other personnel of the Corporation or a Subsidiary of the Corporation upon the exercise of options granted by the Corporation to such Persons and pursuant to which 800,000 common shares have been reserved as at the date hereof.
“ESOP Options” means the options to purchase common shares in the capital of the Corporation outstanding, on a fully vested basis, under the ESOP from time to time.
“ESOP Option Price” has the meaning given to such term in Schedule “A”.
“ESOP Share Price” has the meaning given to such term in Schedule “A”.
“ESOP Shares” means the common shares in the capital of the Corporation issued under the terms of the ESOP from time to time.
“Financial Closing” has the meaning given to such term in the Credit Agreement.
“Fiscal Quarter” means a fiscal quarter of the Corporation ending on June 30, September 30, December 31 or March 31 in any calendar year.
“Free Cash Flow” means EBITDA less (a) interest expense paid to the Senior Lenders with respect to the Senior Indebtedness, (b) required principal payments paid to the Senior Lenders with respect to the Senior Indebtedness, and (c) capital expenditures made and approved by the Directors, all for the applicable period.

“Loan” has the meaning given to such term in the Credit Agreement.
“Maturity Date” has the meaning given to such term in the Credit Agreement.
“Non-Compete Period” has the meaning given to such term in Section 11.1(a).
“Offer Period” has the meaning given to such term in Section 8.2.
“Option Expiry Date” has the meaning given to such term in Section 2.1(a).
“Option Notice” has the meaning given to that term in Section 2.1(d).
“Option to Purchase” has the meaning given to such term in Section 2.1(a).
“Other Party” has the meaning given to such term in Section 8.1.
“Outstanding Securities” has the meaning given to such term in Section 8.1.
“Parent Indebtedness” has the meaning given to such term in the Credit Agreement.
“Parties” means each of BrazAlta, the Corporation and Allis-Chalmers and their successors and permitted assigns and any other Person that becomes a party to this Agreement but, for clarity, in Article VIII, “Party” means BrazAlta or Allis-Chalmers.
“Person” means and includes any natural person, corporation, limited partnership, general partnership, joint stock company, association, company, limited liability company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, any governmental authority and the heirs, executors, administrators or other legal representatives of a natural person, as the case may be.
“Purchase Notice” has the meaning given to such term in Section 8.2.
“Purchase Price” has the meaning given to such term in Schedule “A”.
“Purchased Share Price” has the meaning given to such term in Schedule “A”.
“Purchased Shares” means any and all common shares in the capital of the Corporation owned by BrazAlta from time to time.
“Receiving Party” has the meaning given to such term in Section 8.1.
“Senior Indebtedness” has the meaning given to such term in the Credit Agreement.
“Senior Lenders” has the meaning given to such term in the Credit Agreement.
“Standard Bank Excess” has the meaning given to such term in Section 2.3(b).
“Standard Bank Holdback” has the meaning given to such term in Section 2.3(a).

“Standard Bank Share Price” has the meaning given to such term in Schedule “A”.
“Standard Bank Shares” means any common shares or other securities in the capital of the Corporation that are issued pursuant to the Standard Bank Warrant.
“Standard Bank Warrant” means collectively (a) the warrant initially issued in the name of Standard Bank Plc dated July 31, 2007 to acquire 250,000 common shares in the capital of the Corporation at an exercise price of $10.00 per common share, and (b) any replacement warrant issued by the Corporation, whether a replacement in whole or in part.
“Standard Bank Warrant Price” has the meaning given to such term in Schedule “A”.
“Statement” has the meaning given to such term in Schedule “A”.
“Subsidiary” means any corporation or entity that is Controlled by the Corporation, it being acknowledged that, as at the date of this Agreement, BCH Energy do Brasil Servicos de Petroleo Ltda is the only Subsidiary of the Corporation.
“Tag Along Notice” shall have the meaning given to such term in Section 8.3.
“Third Party” has the meaning given to such term in Section 8.1.
“Third Party Offer” has the meaning given to such term in Section 8.1.
“Third Party Offer Notice” has the meaning given to such term in Section 8.1.
“Third Party Shares” has the meaning given to such term in Schedule “A”.
“Third Party Share Price” has the meaning given to such term in Schedule “A”.
“Transfer” means (a) any transfer, sale, assignment, exchange, gift, donation or other disposition of securities where possession, legal title, beneficial ownership or the economic risk or return associated with such securities passes directly or indirectly from one Person to another Person or to the same Person in a different legal capacity, whether or not for value, whether or not voluntary and however occurring, or (b) any agreement, undertaking or commitment to effect any of the foregoing.
“Valuation” has the meaning given to such term in Section 2.1(b).
“Valuator” has the meaning given to such term in Section 2.1(b).
“Warranties” means the representations and warranties made and given in Section 14.1.
“Warrantor” has the meaning given to such term in Section 14.1.

1.2 General Interpretation Provisions
In this Agreement:
(a)
the words “herein”, “hereunder” and “hereof” refer to the provisions of this Agreement and a reference to a recital, Article, Section, paragraph or attachment is a reference to a recital, Article, Section, paragraph of or attachment to this Agreement unless otherwise stated and references to this Agreement include any recital, schedule, annex or other attachment;

(b)	a reference to a paragraph also refers to the subsection in which it is contained and a reference to subsection refers to the Section in which it is contained;

(c)
a reference to this Agreement, any other agreement or an instrument or any provision of any of them includes any amendment, variation, restatement or replacement of this Agreement or that agreement, instrument or provision, as the case may be;

(d)
a reference to a statute or other law or a provision of any of them includes regulations and other instruments under any of them as in effect from time to time and consolidations, amendments, re-enactments, extensions or replacements of that statute, law or provision;

(e)	the singular includes the plural and vice versa;

(f)
a reference to a Person includes a reference to the Person’s executors and administrators (in the case of a natural person) and successors, substitutes (including Persons taking by novation) and permitted assigns;

(g)	words of any gender shall include the corresponding words of the other genders;

(h)	“including” means “including, but not limited to” and other forms of the verb “to include” are to be interpreted similarly;

(i)
where a period of time is specified to run from or after a given day or the day of an act or event, it is to be calculated exclusive of that day; and where a period of time is specified as commencing on a given day or the day of an act or event, it is to be calculated inclusive of that day;

(j)	a reference to a day is a reference to a period of time commencing at midnight and ending the following midnight;

(k)	if the time for performing an obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day;

(l)	a reference to a month is a reference to a calendar month;

(m)	where a word or phrase is specifically defined, other grammatical forms of that word or phrase have corresponding meanings;

(n)
if a payment prescribed under this Agreement to be made by a Party to this Agreement on or by a given Business Day is made after 12:00 noon (Calgary time) on that Business Day, it is taken to be made on the next Business Day; and

(o)	unless otherwise stated, any reference to dollars means United States of America dollars.
1.3 Headings
Headings are inserted for convenience and do not affect the interpretation of this Agreement. The table of contents included with this Agreement does not form part of this Agreement.
1.4 Schedules
The following schedules (the “Schedules”) are attached hereto and forms a part of this Agreement:
Schedule “A”- Valuation Procedure Schedule “B”- By-laws of the Corporation
If any term or condition, express or implied, of any Schedule conflicts or is at variance with any term or condition in the body of this Agreement, the term or condition in the body of this Agreement shall prevail. Except as otherwise provided in any Schedule, the Parties may substitute revised Schedules to this Agreement at any time by agreeing to, signing and attaching a dated copy of the revised Schedule to this Agreement, which revised Schedule shall from that date be the applicable Schedule.
ARTICLE II — OPTION TO PURCHASE
2.1 Option to Purchase
(a)
BrazAlta hereby grants to Allis-Chalmers an irrevocable option to purchase (the “Option to Purchase”) the Purchased Shares for the Purchased Share Price. The Option to Purchase may be exercised by Allis-Chalmers on and subject to the terms and conditions of this Agreement up to and including the Conversion Deadline (as defined in the Credit Agreement) (the “Option Expiry Date”).

(b)
On or about September 30, 2009, the Corporation shall retain, at the cost of the Corporation, RBC Capital Markets, or with the written consent of Allis-Chalmers, an alternate investment bank, (the “Valuator”) to prepare a valuation of the Corporation in accordance with the valuation procedure attached as Schedule “A” (the “Valuation”) and the Statement.

(c)	Upon receipt of the Valuation and the Statement, Allis-Chalmers shall have until the Option Expiry Date to determine whether it will exercise the Option to Purchase.
(d)	The Option to Purchase may be exercised by Allis-Chalmers giving notice (the “Option Notice”) in writing to BrazAlta of the exercise of the Option to Purchase.

(e)
Upon Allis-Chalmers exercising the Option to Purchase in accordance with this Agreement, the Parties shall be deemed to have entered into a binding agreement of purchase and sale with respect to the Purchased Shares at and for the Purchased Share Price on and subject to the terms and conditions set forth herein including, without limitation, Section 2.3.

(f)
The decision regarding whether to exercise the Option to Purchase shall be solely within the discretion of Allis-Chalmers and no penalty, cost or expense of any kind shall be incurred by Allis-Chalmers to the Corporation or BrazAlta as a result of it deciding not to exercise the Option to Purchase (or being deemed not to have issued, the Option Notice).

2.2 Purchase of ESOP Options and ESOP Shares
Upon the delivery of the Option Notice, the Corporation shall notify the holders of each of the ESOP Options and the ESOP Shares of the Option Notice and their requirement to sell to the Corporation, as of the Closing Date, the ESOP Options and the ESOP Shares for, respectively, the ESOP Option Price and the ESOP Share Price.
2.3 Purchase of Standard Bank Warrant and Standard Bank Shares
(a)
Upon delivery of the Option Notice, Allis-Chalmers may offer to purchase from the holder or holders thereof the Standard Bank Warrant and the Standard Bank Shares, respectively, for the Standard Bank Warrant Price and the Standard Bank Share Price and upon such additional terms as Allis-Chalmers in its sole discretion, shall determine. Until a definitive purchase agreement is executed and both the Standard Bank Warrant and the Standard Bank Shares are delivered to Allis-Chalmers pursuant to the closing of such transaction or transactions, Allis-Chalmers shall be entitled to withhold from the Purchased Share Price an amount equal to 10% of the aggregate amount assigned by the Valuator to the Standard Bank Warrant Price and the Standard Bank Share Price (such 10% amount being the “Standard Bank Holdback”).

(b)
Upon the closing of the purchase transaction referred in Section 2.3(a), Allis-Chalmers shall pay to BrazAlta the amount, equal to the Standard Bank Holdback less the “Standard Bank Excess”, where the Standard Bank Excess is calculated as the aggregate amount paid to the holder or holders of the Standard Bank Warrant and the Standard Bank Shares less the aggregate of the Standard Bank Warrant Price and the Standard Bank Share Price. Allis-Chalmers will have no recourse to BrazAlta in respect of any deficiency in the event the aggregate of the Standard Bank Holdback, the Standard Bank Warrant Price and the Standard Bank Share Price is less than the amount paid to the holder or holders of the Standard Bank Warrant and the Standard Bank Shares.

(c)
The Corporation shall use its commercially reasonable best efforts to provide any requested assistance to Allis-Chalmers in the negotiation of the purchase of the Standard Bank Warrant and the Standard Bank Shares by Allis-Chalmers.

(d)
In the event that Allis-Chalmers does not offer to purchase the Standard Bank Warrant and the Standard Bank Shares, the Standard Bank Holdback shall be nil. In the event that Allis-Chalmers offers to purchase the Standard Bank Warrant and the Standard Bank Shares, the Standard Bank Holdback shall be dealt with in accordance Section 2.3(b) whether or not such offer is accepted.

ARTICLE III — DUE DILIGENCE
3.1 Due Diligence Right
At any time prior to the Option Expiry Date, Allis-Chalmers shall have the right to conduct due diligence in respect of the Corporation for a single period not exceeding 45 consecutive days in order to assist Allis-Chalmers in making the decision as to whether or not to exercise the Option to Purchase.
3.2 Conduct of Due Diligence
With respect to the due diligence described in Section 3.1, Allis-Chalmers shall be entitled (a) to conduct an in-depth review and analysis of the Corporation, (b) to be satisfied with all of the aspects of the Corporation and its business, including agreements, economic, commercial, legal, information systems, human resources, insurance, bonding and regulatory aspects (including the availability and terms of all required permits and licenses) associated with the business of the Corporation, and (c) to have reasonable access to the Corporation’s sites and to inspect the sites and facilities.
3.3 Disclosure
Subject to any applicable confidentiality restrictions, BrazAlta agrees to provide to Allis-Chalmers all requested information pertaining to the Corporation. Allis-Chalmers acknowledges and agrees that all confidential information provided to it in the course of its due diligence review shall be subject to Article XII .
ARTICLE IV — CLOSING
4.1 Closing Date
After the issuance of the Option Notice, the closing (the “Closing”) of the purchase and sale of the Purchased Shares shall take place on January 31, 2010 or on such other date as the Parties may agree upon (the “Closing Date”), at the offices of the solicitors for BrazAlta or at such other location and time as may be agreed upon by the Parties.
4.2 Closing Documents
(a)	At the Closing, Allis-Chalmers shall pay by way of cash payment to BrazAlta the Purchased Share Price less the Standard Bank Holdback.

(b)	At the Closing, each of BrazAlta and the Corporation shall deliver to Allis-Chalmers such closing documents as are customary including, but not limited to the following:
(i)
all certificates representing the Purchased Shares, all duly endorsed in favor of Allis-Chalmers or together with stock transfer powers of attorney completed in blank, as directed by and to the satisfaction of Allis-Chalmers;

(ii)	confirmation from the Corporation evidencing the cancellation or purchase of the ESOP Options and the ESOP Shares by the Corporation;

(iii)	confirmation from the Corporation evidencing the termination of the ESOP;

(iv)	confirmation from Standard Bank Plc (as agent for the Senior Lenders) evidencing that it no longer has any interest in or charge over the Purchased Shares;

(v)
copies of all required consents, waivers and releases by any Person in connection with the transactions contemplated by this Agreement, including, but not limited to, consents from the TSX Venture Exchange and the shareholders of BrazAlta, as may be required;

(vi)
resignations of each of the Directors nominated by BrazAlta and each of the directors of the Subsidiaries of the Corporation, together with a mutual release and discharge executed by each of them in favour of the Corporation and its Subsidiaries; and

(vii)
all original minute books, corporate records, corporate seals and all other books and records of, or documents relating to the Corporation and its Subsidiaries including, without limitation, all accounting and tax records, forms and elections and relevant working papers and files and data in the possession of BrazAlta and which were not previously delivered to Allis-Chalmers.

4.3 Closing Conditions
(a)
The obligation of Allis-Chalmers to complete the Closing is subject to the satisfaction at or prior to the Closing Date of all of the following conditions precedent, any one or more of which may be waived, in whole or in part, by Allis-Chalmers:

(i)
the representations and warranties of BrazAlta and the Corporation contained in this Agreement shall be true in all material respects at and as of the Closing Date and BrazAlta and the Corporation shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by BrazAlta and the Corporation on or prior to the Closing Date;

(ii)
Allis-Chalmers shall have completed all due diligence investigations as it may deem necessary and the results thereof shall be satisfactory to Allis-Chalmers as it in its sole discretion may determine;

(iii)
Allis-Chalmers shall have received copies of all required consents, waivers and releases by any Person in connection with the transactions contemplated by this Agreement including, but not limited to, consents from the TSX Venture Exchange and the shareholders of BrazAlta, as may be required;

(iv)
the Corporation shall have caused the holders of each of the ESOP Options and the ESOP Shares to sell the ESOP Options and the ESOP Shares to the Corporation for, respectively, the ESOP Option Price and the ESOP Share Price, as at the Closing Date; and

(v)	Standard Bank Plc (as agent for the Senior Lenders) shall have released its security in and charge over the Purchased Shares.
(b)
The obligation of BrazAlta to complete the Closing is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent, any one or more of which may be waived, in whole or in part, by BrazAlta:

(i)
the representations and warranties of Allis-Chalmers contained in this Agreement shall be true in all material respects at and as of the Closing Date and Allis-Chalmers shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Allis-Chalmers on or prior to the Closing Date;

(ii)	Allis-Chalmers shall have converted, or given notice to the Corporation that Allis-Chalmers has decided to convert, the Debenture in accordance with its terms;

(iii)	the security granted by BrazAlta for the benefit of the Corporation in connection with the Senior Indebtedness shall have been released and terminated; and

(iv)	any declared and unpaid dividends outstanding as at the Closing shall be paid by the Corporation to BrazAlta in accordance with Section 9.1.
ARTICLE V — BOARD OF DIRECTORS
5.1 Board of Directors
(a)	Subject to this Article V, the Corporation shall have six Directors.

(b)
The Directors shall consist of (i) three nominees of BrazAlta, and (ii) three nominees of Allis-Chalmers. The chair of the board of Directors shall be a nominee of BrazAlta. The chair of the board of Directors shall be entitled to a second or casting vote.

(c)
If a nominee Director of either BrazAlta or Allis-Chalmers resigns or is removed, for any reason, then the vacancy created thereby will be filled by the election or appointment of a Director nominated by BrazAlta or Allis-Chalmers, as applicable. The Directors will not transact any business or exercise any of their powers or functions until such vacancy has been filled, except to elect or appoint the new Director and preserve the business and assets of the Corporation. If a replacement Director is not elected or appointed within 10 days for any reason including the fact that BrazAlta or Allis-Chalmers, as applicable, has failed to nominate a replacement Director, then the Directors shall be entitled to transact business and exercise all of the powers and functions of the Directors provided that the transaction of such business and the exercise of such powers and functions has been approved by not less than a majority of the Directors then in office.

5.2 Directors’ Meetings
(a)	Directors’ meetings will be held in accordance with the provisions of the By-laws of the Corporation, attached hereto as Schedule “B” (the “By-Laws”).
(b)
Notice of any Directors’ meeting shall be given in accordance with the By-laws. A Director is not considered present at a meeting where that Director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. Any notice of a Directors’ meeting must specify in reasonable detail the purpose of, or the business to be transacted at, the meeting. No business may be put to the Directors at a meeting unless such business is specified in the notice or all of the Directors are present at such meeting and do not object to the business being put to the meeting.

(c)
The quorum for a meeting of the Directors shall be as set forth in the By-laws. Despite the prior sentence, if proper notice of a Directors’ meeting is given, specifying the purpose of or the business to be transacted at the meeting and a quorum of Directors is not present, then a second Directors’ meeting may be held on not less than 48 hours’ written notice to transact the business specified in the original notice. Subject to the Business Corporations Act (Alberta), any Directors present at the second meeting constitute a quorum and the business specified in the original notice may be transacted by those Directors in attendance at the second meeting.

ARTICLE VI — FUNDAMENTAL CHANGES
6.1 No Action
Notwithstanding any approval of the Directors, no decisions shall be made and no action shall be taken by or on behalf of the Corporation with respect to any of the following matters without the prior written consent of Allis-Chalmers and BrazAlta:
(a)	any amendments to the Corporation’s articles or the By-laws;

(b)	any change in the number of Directors;

(c)	any sale, lease, transfer or other disposal of all or substantially all of the assets or the business of the Corporation, including by way of a sale of a Subsidiary;

(d)
other than in accordance with Article X, any issuance of common shares in the capital of the Corporation or any obligations, charges, debts or other instruments convertible into common shares in the capital of the Corporation or involving rights to vote;

(e)	any amalgamation, reorganization, merger, continuation, winding up, dissolution or termination of the Corporation;

(f)
any material change in the business of the Corporation, any transaction out of the ordinary course of business of the Corporation, any transaction to acquire or establish any additional business or any material change in, or termination or suspension of any material part of, the core business of the Corporation (being the onshore provision of both drilling and service rigs or oil field services in Brazil);

(g)
other than the purchase of the ESOP Options and the ESOP Shares in accordance with Section 4.2(b)(ii) and other than the distribution of Free Cash Flow in accordance with Article IX, any declaration or payment of any dividends on any shares in the capital of the Corporation, any redemption or repurchase of any outstanding shares or securities in the capital of the Corporation or any distribution (including bonuses) to any shareholders of the Corporation or Directors which, for certainty, does not include payment of employment income;

(h)	adopting, approving, amending, altering, varying or rescinding the terms of the ESOP or any option agreements issued thereunder;
(i)	adopting, approving, amending, altering, varying or rescinding the terms of the Standard Bank Warrant;
(j)	creating any new Subsidiary or permitting any Subsidiary of the Corporation to do any of the matters contemplated in this Section 6.1; or
(k)	causing the appointment of any committee of the Directors or the delegation of any authority of the Directors to any such committee or to any Person.
ARTICLE VII — RESTRICTIONS ON TRANSFER
7.1 Restrictions on Transfer by BrazAlta
BrazAlta covenants and agrees that it shall not Transfer any of the Purchased Shares except as expressly permitted by this Agreement.
7.2 Restrictions on Transfer by the holders of ESOP Options and ESOP Shares
The Corporation covenants and agrees that it shall take all actions necessary to ensure that no holder of the ESOP Options or the ESOP Shares shall Transfer any of the ESOP Options or the ESOP Shares without the prior written consent of Allis-Chalmers.
ARTICLE VIII — THIRD PARTY OFFERS
8.1 Third Party Offer
If, at any time, a Party (the “Receiving Party”) receives an unsolicited bona fide offer (a “Third Party Offer”) from a Person who is at Arm’s Length to each of the Parties (a “Third Party”) to purchase all of the outstanding shares and/or securities in the capital of the Corporation (the “Outstanding Securities”) and if the Receiving Party wishes to accept the Third Party Offer, then the Receiving Party shall give written notice thereof (the “Third Party Offer Notice”) to the other Party (the “Other Party”). For greater certainty, the Third Party Offer shall include, if outstanding, each of the ESOP Options, the ESOP Shares, the Standard Bank Warrant, the Standard Bank Shares, the Purchased Shares, the Allis-Chalmers Shares and the Third Party Shares (if any) on a fully-diluted basis (as if all options and warrants have been exercised and all convertible securities have been converted) and the Third Party Offer Notice shall include a copy of the Third Party Offer.

8.2 Issuance of Purchase Notice Upon Receipt of Third Party Offer Notice
Upon delivery of the Third Party Offer Notice to the Other Party, the Other Party shall have the right, exercisable by written notice (the “Purchase Notice”) to the Receiving Party, within 30 days after receipt of Third Party Offer Notice (the “Offer Period”), to agree to purchase all of the Outstanding Securities at the same price per security as set out in the Third Party Offer. If the Purchase Notice is given, then the closing of the Outstanding Securities shall occur in accordance with Article IV (after making any necessary changes to the closing procedure) within 30 days following delivery of the Purchase Notice.
8.3 Tag Along
Upon delivery of the Third Party Offer Notice to the Other Party, the Other Party shall have the right, exercisable by written notice (the “Tag Along Notice”) to the Receiving Party, to require the Third Party to purchase from the Other Party that portion of the Outstanding Securities that it holds for equivalent consideration and in proportional amounts between the Parties using the ratio of the number of Common Shares that each Party may have on a fully diluted basis. If the Tag Along Notice is given, then the closing of the sale and purchase of the Outstanding Securities shall occur in accordance with the Third Party Offer (after making any necessary changes to the closing procedure) but subject to Section 8.4.
8.4 Timing
The closing of any Third Party Offer shall occur within 90 days following delivery of the Third Party Offer Notice. In the event that the Third Party Offer does not close within 90 days following delivery of the Third Party Offer Notice, a new Third Party Notice shall be provided to the other Party and the procedure described in Article VIII shall be followed with respect to such new Third Party Notice.
8.5 No Sale by Allis-Chalmers
If Allis-Chalmers chooses not to sell the Allis-Chalmers Shares to the Third Party pursuant to Section 8.3, then concurrently with the closing of the sale of the applicable portion of the Outstanding Securities to the Third Party, Allis-Chalmers and the Third Party shall enter into a new governance agreement in a form satisfactory to Allis-Chalmers and the Third Party (acting reasonably) and, for clarity, the Outstanding Securities purchased by the Third Party shall not be subject to the Option to Purchase.

ARTICLE IX — DISTRIBUTIONS
9.1 Cash Distributions
From time to time, the Directors may determine the availability of any Free Cash Flow for distribution to BrazAlta and Allis-Chalmers and if such Free Cash Flow is available, then the Corporation may distribute such Free Cash Flow as follows: (a) firstly, to Allis-Chalmers in an amount equal to the aggregate of (i) any interest on the Loan due and owing at such time, and (ii) any interest accrued on the Loan (whether or not such accrued interest is due and owing at such time) (“Accrued Interest Payable”); and (b) secondly, to BrazAlta in an amount up to but not exceeding the amount paid cumulatively to Allis-Chalmers pursuant to Section 9.1(a) (after deducting any amount previously paid to BrazAlta under this Section 9.1(b)) and in any event only if at the time of payment, all of the Accrued Interest Payable has been paid to Allis-Chalmers; and (c) thirdly, to each of Allis-Chalmers and BrazAlta equally, in the event that the amount to be distributed is in excess of cumulative amounts owed or paid in Section 9.1(a) and Section 9.1(b) but, in the case of Section 9.1(b) and Section 9.1(c), subject to the consent of the Senior Lenders. If any portion of the Free Cash Flow is distributed to Allis-Chalmers in accordance with Section 9.1(a), then the Directors shall declare a dividend on the Purchased Shares in the amount required under Section 9.1(b) and, to the extent that the Senior Lenders do not consent to the payment of all or any portion of such dividend to BrazAlta, then the amount of such declared and unpaid dividend shall be construed as indebtedness which is a liability owed to BrazAlta by the Corporation and which is payable by the Corporation to BrazAlta at the Closing described in Section 4.3(b). This Section 9.1 shall be interpreted with consideration of the principle that, until the Maturity Date, Allis-Chalmers and BrazAlta shall be entitled to receive equal amounts of the Free Cash Flow in the manner described in this Section 9.1.
9.2 Statements
The Corporation shall prepare and distribute to each of BrazAlta and Allis-Chalmers, within 45 days after the end of each Fiscal Quarter, a statement setting forth the calculations (in reasonable detail) used by the Corporation for purposes of distributions of any Free Cash Flow pursuant to Section 9.1 with respect to such Fiscal Quarter.
9.3 Form of Distributions
Unless otherwise determined by the Directors, any Free Cash Flow distributed to BrazAlta or Allis-Chalmers shall be paid in cash or in any other form which may be agreed upon in writing by the Parties.
9.4 Limitations on Distributions
Notwithstanding any provision to the contrary contained in this Agreement, (a) the Corporation and the Directors, on behalf of the Corporation, shall not make a distribution of any Free Cash Flow if such distribution would violate the Business Corporations Act (Alberta) or any provision of any other Applicable Law, and (b) subject to the consent of the Senior Lenders, (i) upon the occurrence and during the subsistence of an Event of Default (as defined in the Credit Agreement) or (ii) from and after the Maturity Date until the Loan (including all outstanding principal, interest and other indebtedness) has been paid in full to Allis-Chalmers, as the case may be, that portion of the Free Cash Flow described in Sections 9.1(b) and 9.1(c) shall be paid to Allis-Chalmers only and, for clarity, none of such portion of the Free Cash Flow shall be declared as a dividend on the Purchased Shares or otherwise paid to BrazAlta.

ARTICLE X — ADDITIONAL EQUITY
10.1 Additional Equity Issuances
If the Directors determine that it is appropriate to raise additional capital for the Corporation by way of the issuance of common shares in the capital of the Corporation (an “Additional Equity Issuance”), then such common shares shall be offered, in the first instance, to each of BrazAlta and Allis-Chalmers to the extent of a proportion of 51% to BrazAlta and 49% to Allis-Chalmers and at a price per common share which is not less than $4.163 unless otherwise agreed by both BrazAlta and Allis-Chalmers (which agreement may not be unreasonably withheld).
10.2 Third-Party Equity Financings
If either or both of BrazAlta and Allis-Chalmers do not fully participate in any given Additional Equity Issuance, then the Corporation may offer the unpurchased balance of such common shares to one or more third party purchasers, provided that:
(a)	the price per common share offered to such third party purchasers shall not be less than $4.163 unless otherwise agreed by both BrazAlta and Allis-Chalmers; and
(b)
concurrently with entering into a binding obligation to issue any of such common shares to such third party purchasers, such third party purchasers may also enter into a new governance agreement in a form satisfactory to BrazAlta, Allis-Chalmers, the Corporation and such third party purchasers (acting reasonably) and, for clarity, any common shares purchased by such third party purchasers shall not be subject to the Option to Purchase.

ARTICLE XI — NON-COMPETITION AND NON-SOLICITATION
11.1 Non-Competition and Non-Solicitation
(a)
BrazAlta covenants and agrees that, for the time period beginning on the Closing Date or on the closing of the transaction contemplated under Section 8.2 or Section 8.4 and ending two years thereafter (the “Non-Compete Period”), BrazAlta will not, directly or indirectly, as owner, partner, joint venturer, stockholder, broker, agent, principal, trustee, licensor, consultant, or in any capacity whatsoever:

(i)
subject to Section 11.4, carry on, engage in order to compete in, become financially interested in, render any consultation or business advice with respect to, or have any connection with, or permit its name or any part thereof to be used by any business in any area within Brazil that is the same as or substantially similar to or directly competing with or would directly compete with the business conducted by the Corporation as at the Closing Date or such closing (a “Competitive Business”), other than as agreed upon in writing by Allis-Chalmers;

(ii)
solicit any present or former customer, client or supplier of the business of the Corporation to remove its business from, or reduce its business with, the Corporation or otherwise solicit or gain the business of any such customer or supplier for the benefit of a Competitive Business;

(iii)
take any action that will impair relations between the Corporation and the customers, clients or suppliers of the business of the Corporation or exploit for its own benefit or the benefit of others, its knowledge, influence or relationships with any such customers or suppliers; and

(iv)
solicit any present or former employee or consultant of the Corporation or any of its Subsidiaries, to terminate his/her/its employment or consulting arrangement with the Corporation or its Subsidiaries.

11.2 Territorial Limits
BrazAlta acknowledges that the business scope and the territorial and time limitations set forth in this Agreement are reasonable and properly required for the adequate protection of the business of the Corporation. In the event any such territorial limitation or time is deemed to be unreasonable by a court of competent jurisdiction, BrazAlta agrees to the reduction of the territorial or time limitation to the area or time period which such court shall deem reasonable.
11.3 Injunction
BrazAlta understands, acknowledges and agrees that Allis-Chalmers and the Corporation may suffer irreparable harm in the event that BrazAlta breaches any of BrazAlta’s obligations and covenants under Section 11.1 and that monetary damages shall be inadequate to compensate Allis-Chalmers and the Corporation for such breach. Accordingly, BrazAlta agrees that, in the event of a breach or threatened breach by BrazAlta of any of the provisions of Section 11.1, Allis-Chalmers and the Corporation, in addition to and not in limitation of any other rights, remedies or damages available to Allis-Chalmers and the Corporation at law or in equity, shall be entitled to an interim injunction, interlocutory injunction and permanent injunction in order to prevent or to restrain any such breach by BrazAlta, or by any or all of BrazAlta’s partners, co-venturers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with BrazAlta.
11.4 Co-Operation and Exceptions
(a)
During the Non-Compete Period, the Corporation shall use its reasonable commercial efforts to provide drilling and service rigs to BrazAlta in Brazil on market terms and rates then applicable in Brazil. In the event that the Corporation cannot provide rigs with the appropriate specifications, on a timely basis and on reasonable commercial terms with reference to other rig providers in Brazil, then BrazAlta and its Affiliates shall be entitled to own and operate their own drilling or service rigs in Brazil for their use and on any lands in which they have an interest provided that the right for BrazAlta and its Affiliates to own and operate their own drilling and service rigs shall be limited to those contracts for which the Corporation was not able to provide rigs with the appropriate specifications, on a timely basis and on reasonable commercial terms with reference to other rig providers in Brazil.

(b)	For clarity, nothing in this Article XI shall be construed as a restriction on BrazAlta to conduct exploration and production activities in Brazil.

ARTICLE XII — CONFIDENTIALITY
12.1 Confidentiality
(a)
Any and all information and knowledge relating to the terms of this Agreement and the business affairs of a Party that may be acquired under the terms of this Agreement, or by virtue of the relationship between the Parties created by this Agreement (collectively, “Confidential Information”), shall be considered confidential and, except as permitted elsewhere in this Section 12.1, shall not be disclosed to others Persons, or published in any manner whatsoever, without first obtaining the written consent of the other Parties.

(b)	The confidentiality obligations in Section 12.1(a) shall not apply:
(i)
to Confidential Information that is (A) already known to the receiving Party prior to the time of disclosure by the disclosing Party, (B) already in the public domain or becomes, after having been disclosed to the receiving Party, generally available to the public through publication or otherwise (unless the publication or other disclosure was made directly or indirectly by the disclosing Party or its Affiliate or by its officer, director, employee, agent or other representative of the disclosing Party or its Affiliate in breach of this Agreement), or (C) independently developed by the receiving Party without any breach of this Agreement;

(ii)
subject to Applicable Laws, to prevent a Party from disclosing Confidential Information in confidence to its Affiliates and to its and their officers, directors, employees, agents or other representatives to the extent reasonably necessary to allow that Party and its Affiliates to perform its obligations under this Agreement, provided that the disclosing Party shall be responsible for compliance with this Article XII by each Person to whom it has made disclosure under this Section 12.1(b)(ii);

(iii)
to prevent a Party from disclosing Confidential Information in confidence to potential third parties purchasers in order to facilitate an Additional Equity Issuance to such potential third party purchasers provided that such disclosure is made on a “need to know basis” provided that such potential third party purchasers are subject to a confidentiality obligation in favour of the other Parties;

(iv)	to prevent a Party from disclosing Confidential Information in confidence to another Party;

(v)	to prevent a Party from disclosing Confidential Information as required by Applicable Laws or stock exchange requirements;

(vi)	to prevent a Party from disclosing Confidential Information as necessary in connection with any litigation commenced in respect of this Agreement; and

(vii)
to prevent a Party from disclosing in confidence, to the extent necessary, Confidential Information to any financial institution, underwriter or institutional investor which will or may provide financing to, or make an investment in, that Party or its Affiliates provided that the financial institution, underwriter or institutional investor is subject to a confidentiality obligation in favour of the other Parties.

(c)
If any Party is required to disclose Confidential Information pursuant to Section 12.1(b)(v) or (vi), then that Party shall advise the other Parties in advance of any disclosure (where reasonable and where permitted by Applicable Law) so that the other Parties may take any action one or both of them consider necessary to maintain the confidentiality of that Confidential Information, and the disclosing Party shall take reasonable steps to limit the extent of the disclosure and to make the disclosure confidential under the Applicable Laws or stock exchange rules, as the case may be.

(d)	None of the Parties shall make any press releases or other public announcements in respect of this Agreement or any related transaction except for announcements that are:
(i)	jointly authorized and approved by each of BrazAlta and Allis-Chalmers;

(ii)
required by Applicable Laws or stock exchange requirements (provided that the Party required to make the press release or public announcement shall, to the extent reasonably possible, give the other Parties a reasonable opportunity to review and comment on the press release or public announcement prior to its release); or

(iii)	required by a situation of emergency requiring immediate action by a Party.
12.2 Survival
The obligations of confidentiality in Section 12.1 shall survive the termination of this Agreement for a period of two years following such termination and any Party who ceases to be a Party shall continue to be bound by such obligations for a period of two years following such cessation.
12.3 Injunctive Relief
Each Party acknowledges that all Confidential Information is proprietary and that any breach of this Article XII by a Party is material and may result in irreparable injury to the other Parties. Accordingly, in the event of any breach of this Article XII, the non-defaulting Parties shall be entitled to seek and obtain an order of specific performance, restraining order or injunctive relief, in addition to any other legal or equitable remedies provided herein or available or otherwise to one or both of them, and the defaulting Party hereby waives any and all defences to those remedies and consents to the issuance of such order and such relief.

ARTICLE XIII — AREAS OF INTEREST OF THE PARTIES
13.1 Corporation’s Area of Interest
(a)
In recognition of the granting of the Debenture to Allis-Chalmers by the Corporation, for a three year period commencing upon the execution of this Agreement Allis-Chalmers, and its Affiliates, will not discuss, solicit, pursue, negotiate for or commit to any opportunity relating to the performance of any services that are the same as those provided by the Corporation, as at the date of this Agreement, within the jurisdiction of Brazil (“Brazil Opportunity”) unless the Brazil Opportunity has first been offered to the Corporation and the Corporation has rejected, or is deemed to have rejected, the Brazil Opportunity.

(b)
The Corporation shall have a 30 day period to determine whether it wishes to participate in the Brazil Opportunity after which date the Corporation shall be deemed to have rejected the Brazil Opportunity and Allis-Chalmers will be entitled to pursue the Brazil Opportunity with no further participation by the Corporation.

13.2 Allis-Chalmers Area of Interest
(a)
In recognition of the advance of the Loan to the Corporation by Allis-Chalmers, for a three year period commencing upon the execution of this Agreement the Corporation, BrazAlta and its Affiliates, will not discuss, solicit, pursue, negotiate for or commit to any opportunity relating to the performance of any services that are the same as those provided by Allis-Chalmers or its Affiliates as at the date of this Agreement within the jurisdictions of Argentina or Bolivia (“Argentina and Bolivia Opportunity”) unless the Argentina and Bolivia Opportunity has first been offered to Allis-Chalmers and Allis-Chalmers has rejected, or is deemed to have rejected, the Argentina and Bolivia Opportunity.

(b)
Allis-Chalmers shall have a 30 day period to determine whether it wishes to participate in the Argentina or Bolivia Opportunity after which date Allis-Chalmers shall be deemed to have rejected the Brazil Opportunity and the Corporation, BrazAlta or its Affiliates will be entitled to pursue the Argentina or Bolivia Opportunity with no further participation by Allis-Chalmers.

ARTICLE XIV — REPRESENTATIONS, WARRANTIES AND COVENANTS
14.1 Representations and Warranties
Each Party (the “Warrantor”) represents and warrants to each other Parties that, as of the date of this Agreement, each of the following statements are accurate:
(a)	the Warrantor is duly incorporated and validly subsisting under the laws of its incorporating jurisdiction;

(b)	the Warrantor has full corporate power and authority to enter into, perform and observe its obligations and duties under this Agreement;
(c)	the Warrantor’s execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action;
(d)
this Agreement is a valid and binding agreement of the Warrantor and is enforceable against it, subject to the exercise of judicial discretions inherent in the courts in Alberta and subject to general principles of equity and laws concerning insolvency, in accordance with its terms;

(e)	subject to the consent of the Senior Lenders, the entering into of this Agreement by the Warrantor does not, and the transactions contemplated hereby will not:
(i)	result in a breach of any law or any provision of the constating documents of the Warrantor or any agreement to which it is a party; or
(ii)
contravene any provision of, or be an event that is (or with the passage of time will result in) a contravention of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation of the Warrantor under any security interest, agreement, instrument, order, arbitration award, judgment, injunction or decree to which the Warrantor is a party or by which it is bound, or conflict with any statute, rule or regulation applicable to the Warrantor;

(f)
the Warrantor is not in violation of any Applicable Laws, which violations, individually or in the aggregate, would have a material adverse effect upon the Warrantor’s ability to perform of its obligations hereunder; and

(g)
the Warrantor is not a party to any legal, administrative, arbitral, investigatorial or other proceeding or controversy pending, or, to the best of the Warrantor’s knowledge, threatened, that would have a material adverse effect upon the Warrantor’s ability to perform its obligations under this Agreement.

14.2 Indemnity
Each Warrantor is liable to and hereby indemnifies and holds each of the other Parties harmless from and against all Damages directly or indirectly incurred or suffered by the other Parties as a result of the breach of any of the Warranties given by the Warrantor and from all actions, proceedings, claims and demands made against that any of the other Parties as a result of that breach.

ARTICLE XV — COVENANTS OF BRAZALTA
15.1 BrazAlta Covenants
BrazAlta hereby covenants and agrees with Allis-Chalmers that BrazAlta will:
(a)
use its reasonable commercial efforts to obtain from the TSX Venture Exchange Inc., within 15 Business Days following the date of the Financial Closing (as defined in the Credit Agreement), the final approval contemplated by the conditional approval letter of the TSX Venture Exchange Inc.;

(b)
make all necessary filings and applications under all applicable Canadian Securities Laws (as defined in the Credit Agreement) required to be made on the part of BrazAlta in connection with the transactions contemplated hereby; and

(c)
if applicable, use its commercially reasonable efforts to obtain and, if required, cause the Corporation to assist in obtaining any additional approval from the TSX Venture Exchange Inc., necessary for the conversion of the Debenture into common shares in accordance with the Debenture and the exercise of the option to purchase the Purchased Shares in accordance with this Agreement and, if such approval is subject to any conditions which are unacceptable to Allis-Chalmers acting reasonably, BrazAlta agrees to use its commercially reasonable efforts to negotiate with the TSX Venture Exchange Inc., to remove or minimize those conditions required to be satisfied prior to receipt of the final approval from the TSX Venture Exchange Inc., and will, if requested by Allis-Chalmers, allow Allis-Chalmers or its counsel to participate in the negotiation process.

ARTICLE XVI — INDEMNITY FROM BRAZALTA
16.1 BrazAlta Indemnity
BrazAlta agrees to indemnify and save harmless Allis-Chalmers from and against all Damages, which may result from any material breach or material inaccuracy of a representation or warranty given by the Corporation or its Subsidiary as provided in Article IV of the Credit Agreement. Nothing in this Article XVI shall be construed as a guarantee or commitment by BrazAlta to be obligated for the repayment of the Loan.
ARTICLE XVII — NOTICES
17.1 Requirements for Notices
All notices given pursuant to this Agreement shall be:
(a)	in writing;

(b)	marked for the attention of the relevant Person named below; and

(c)	delivered to the address of the addressee or sent by fax or e-mail to the fax number or e-mail address of the addressee which is specified in Section 17.2.

17.2 Addresses
Subject to Section 17.4, the address and facsimile number of each Party is:

(a)	BrazAlta Resources Corp. or BCH Ltd.
Suite 500, 816 - 7th Avenue SW
Calgary, Alberta T2P 1A1

	Attention:	Craig F. Nieboer
	Fax No:	(403) 213-9254
	E-mail:	cnieboer@brazalta.com

with a copy to:

Davis LLP
Livingstone Place
1000, 250 - 2nd Street S.W.
Calgary, Alberta T2P 0C1

	Attention:	Trevor Wong-Chor
	Fax No:	(403) 296-4474
	E-mail:	twong-chor@davis.ca

(b)	Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056

	Attention:	Theodore F. Pound III
	Fax:	(281) 768-3891
	E-mail:	tpound@alchenergy.com

with a copy to:

Fraser Milner Casgrain LLP
2900, 10180-101 Street
Edmonton, Alberta T5J 3V5

	Attention:	Richard A. Miller
	Fax No:	(780) 423-7276
	E-mail:	rich.miller@fmc-law.com
17.3 Notice Takes Effect
A notice takes effect from the later of:
(a)
the time it is actually received by the addressee (the burden of proof of receipt being on the sender and being satisfied by courier or postal delivery records in the case of physical delivery, a fax confirmation in the case of fax delivery or the recipient’s e-mail records in the case of e-mail delivery); and

(b)	any later time specified in the notice.

17.4 Change of Address
A Party may at any time, by notice given to the other Parties, designate a different Person, address, facsimile number or e-mail address for the purpose of this Section 17.4.
ARTICLE XVIII — TERM
18.1 Termination
This Agreement shall come into force and effect as of the date hereof and, except as provided below, shall continue in force until the earlier of:
(a)	the date on which this Agreement is terminated by written agreement of the Parties;

(b)	the Closing Date;

(c)	the date that the Loan is repaid in full;

(d)	that time that any assignee of Allis-Chalmers interest in this Agreement ceases to be an Affiliate of Allis-Chalmers; or

(e)	the closing of one of the purchase transactions referred to in Article VIII (other than a purchase transaction where Allis-Chalmers does not sell the Allis-Chalmers Shares to the Third Party).
18.2 Sections to Continue in Force
Notwithstanding Section 18.1, after the termination of this Agreement, Article XI, Article XII and Article XIII shall continue in force in accordance with their respective terms.
ARTICLE XIX — GENERAL
19.1 Exercise of Rights
Subject to the express provisions of this Agreement, a Party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a Party does not prevent a further exercise of that or of any other right, power or remedy. Failure by a Party to exercise or delay in exercising a right, power or remedy does not prevent its exercise.
19.2 Non-Waiver
No waiver by any Party of any breach of the covenants, provisos, conditions, restrictions or stipulations contained in this Agreement shall take effect or be binding upon that Party unless the same be expressed in writing.

19.3 Extent of Waiver
Any waiver given shall extend only to the particular breach specifically waived and shall not limit or affect any rights with respect to any other or future breach.
19.4 Rights to be Cumulative
The rights, powers and remedies provided in this Agreement are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this Agreement.
19.5 No Merger
The warranties, undertakings and indemnities in this Agreement do not merge on the execution of this Agreement.
19.6 Enurement
This Agreement and everything herein contained shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
19.7 Time is of the Essence
Time shall be of the essence of this Agreement.
19.8 Further Assurances
Each of the Parties shall, from time to time, execute and deliver all further documents and instruments and do all things and acts as the other Parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.
19.9 Supervening Legislation
To the extent permitted by law, any present or future legislation which operates to vary an obligation or right, power or remedy of a Party in connection with this Agreement is excluded.
19.10 Entire Agreement
This Agreement constitutes the entire agreement of the Parties in connection with the matters herein and any previous agreements, understandings and negotiations on those subject matters have no further effect after the date of execution of this Agreement.
19.11 No Other Representations or Warranties
Each Party acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties about its subject matter except as provided in this Agreement.

19.12 Counterparts
This Agreement may be executed in counterparts and the counterparts taken together shall constitute one agreement.
19.13 Governing Law
This Agreement and the transactions contemplated by this Agreement are governed by the laws in force in Alberta, including the federal laws of Canada applicable therein.
19.14 Submission to Jurisdiction
(a)
Each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Alberta for determining any dispute concerning this Agreement or the transactions contemplated by this Agreement.

(b)
Except to the extent inconsistent with an express provision of this Agreement to submit matters to an alternative forum for dispute resolution or mediation, each Party waives any right it has to object to an action being brought in those courts including claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

19.15 Service of Process
Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any Party by being delivered to or left for that Party at its address for service of notices under Section 17.2.
19.16 Fees and Commissions
Each of the Parties shall pay its own legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred and shall indemnify and save harmless the other Parties from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder. It is acknowledged that the Corporation will pay a fee in the amount of $2,800,000 to RBC Capital Markets in connection with the Loan.
19.17 Amendments
Except as provided herein, no amendment or variation of the provisions of this Agreement shall be binding upon the Parties unless evidenced in writing and executed by all of the Parties.

19.18 Assignment
Neither party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties. BrazAlta and the Corporation hereby consent to the assignment of the rights of this Agreement to an Affiliate of Allis-Chalmers.
19.19 Continuing Nature of Obligations
The expiry or termination of this Agreement shall not relieve any Party of any liabilities or obligations that by their nature survive expiry or termination including, without limitation, warranties, remedies and obligations of confidentiality, or that arose prior to the expiry or termination of this Agreement.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have executed this Agreement.

BRAZALTA RESOURCES CORP.

By:	/s/ Craig Nieboer

Name:	Craig Nieboer

Title:	Chief Financial Officer

BCH LTD.

By:	/s/ Craig Nieboer

Name:	Craig Nieboer

Title:	Chief Financial Officer

ALLIS-CHALMERS ENERGY INC.

By:	/s/ Theodore F. Pound III

Name:	Theodore F. Pound III

Title:	General Counsel & Secretary

SCHEDULE “A”
VALUATION PROCEDURE
For the purposes of Article II of this Agreement, the Purchase Price, the Purchased Share Price, the ESOP Option Price, the ESOP Share Price, the Standard Bank Warrant Price, the Standard Bank Share Price, the Allis-Chalmers Share Price and the Third Party Share Price (if applicable) shall be the determined as follows:
1)
The Valuation of the Corporation shall be determined as of December 31, 2009 based on such appropriate valuation methods as may be chosen and applied by the Valuator. For further clarity, the value of the Corporation as a whole as determined by the Valuator shall be the “Purchase Price”.

2)	The Valuator shall use the Valuation referred to above to prepare a statement (the “Statement”) containing the following information:
a)	the value of the Corporation as a whole;

b)	the value of each of the Standard Bank Warrant and the Standard Bank Shares (the respective values referred to herein as the “Standard Bank Warrant Price” and the “Standard Bank Share Price”);

c)	the value of the Purchased Shares (the “Purchased Share Price”);

d)	the value of each of the ESOP Options and the ESOP Shares (the respective values referred to herein as the “ESOP Option Price” and the “ESOP Share Price”);

e)
the value of the common shares (if any) held by Allis-Chalmers and the common shares issuable upon the conversion of the Debenture (such common shares are collectively called the “Allis-Chalmers Shares”) and such value is called the “Allis-Chalmers Share Price”; and

f)	the value of the common shares (if any) held by any other Person (such common shares are collectively called the “Third Party Shares” and such value is called the “Third Party Share Price”.
For further clarity, such values shall be determined as a percentage calculation of the total amount of the Purchase Price based upon the percentage that the applicable securities represent in the Corporation on a fully-diluted basis but, for greater certainty, the dilution resulting from the ESOP Options, the ESOP Shares, the Standard Bank Warrant and the Standard Bank Shares shall be applied to 100% of the Corporation. In other words, the aggregate of the Purchased Share Price, the ESOP Option Price, the ESOP Share Price, the Standard Bank Warrant Price, the Standard Bank Share Price, the Allis-Chalmers Share Price and the Third Party Share Price shall be equal to 100% of the Purchase Price.
3)	The Valuator shall deliver the Valuation and the Statement to Allis-Chalmers and BrazAlta concurrently together with the full valuation report.

SCHEDULE “B”
BY-LAWS OF THE CORPORATION
BY-LAW NO. 2
A by-law relating generally to
the transaction of the business
and affairs of
BCH LTD.
(hereinafter referred to as the “Corporation”)
DIRECTORS AND OFFICERS
1.
Calling of and Notice of Meetings - Meetings of the board shall be held at such place and time and on such day as the Chairman of the board, president, chief executive officer or a vice-president, if any, or any two directors may determine. Notice of meetings of the board shall be given to each director not less than 48 hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of organization and the appointment of officers immediately following the meeting of shareholders at which such board was elected.

Any notice of a directors’ meeting must specify in reasonable detail the purpose of, or the business to be transacted at, the meeting. No business may be put to the directors at a meeting unless such business is specified in the notice or all of the directors are present at such meeting and do not object to the business being put to the meeting.

2.
Quorum - Subject to the residency requirements contained in the Business Corporations Act, the quorum for the transaction of business at any meeting of the board shall consist of the Chairman of the board plus a minimum of four (4) directors then elected or appointed, or such greater or lesser number of directors as the board may from time to time determine.

A director is not considered present at a meeting where that director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. If proper notice of a directors’ meeting is given, specifying the purpose of or the business to be transacted at the meeting and a quorum of directors is not present, then a second directors’ meeting may be held on 48 hours’ written notice to transact the business specified in the original notice.

Subject to the Business Corporations Act, the directors present at the second directors’ meeting constitute a quorum and the business specified in the original notice may be transacted by those directors in attendance at the second directors’ meeting.

3.	Place of Meeting - Meetings of the board may be held in or outside Canada.

4.
Votes to Govern - At all meetings of the board every question shall be decided by a majority of the votes cast on the question; and in case of an equality of votes the Chairman of the board shall be entitled to a second or casting vote.

5.
Audit Committee - When required by the Business Corporations Act the board shall, and at any other time the board may, appoint annually from among its number an Audit Committee to be composed of not fewer than three (3) directors of whom a majority shall not be officers or employees of the Corporation or its affiliates. The Audit Committee shall have the powers and duties provided in the Business Corporations Act and any other powers delegated by the board.

6.
Interest of Directors and Officers Generally in Contracts - No director or officer shall be disqualified by his office from contracting with the Corporation nor shall any contract or arrangement entered into by or on behalf of the Corporation with any director or officer or in which any director or officer is in any way interested be liable to be voided nor shall any director or officer so contracting or being so interested be liable to account to the Corporation for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established; provided that the director or officer shall have complied with the provisions of the Business Corporations Act.

7.
Appointment of Officers - Subject to the articles, the board may from time to time appoint a president, chief executive officer, chief financial officer, one or more vice-presidents (to which title may be added words indicating seniority or function), a secretary, a treasurer and such other officers as the board may determine, including one or more assistants to any of the officers so appointed. The board may specify the duties of and, in accordance with this by-law and subject to the provisions of the Business Corporations Act, delegate to such officers powers to manage the business and affairs of the Corporation. Subject to the provisions of this by-law, an officer may but need not be a director and one person may hold more than one office.

8.
Chairman of the Board - The board may from time to time may also appoint a Chairman of the board who shall be a director. If appointed, the board may assign to him any of the powers and duties that are by any provisions of this by-law assigned to the managing director or to the president; and he shall, subject to the provisions of the Business Corporations Act, have such other powers and duties as the board may specify. During the absence or disability of the Chairman of the board, his duties shall be performed and his powers exercised by the managing director, if any, or by the president.

9.
President - If appointed, the president shall be the chief operating officer and, subject to the authority of the board, shall have general supervision of the business of the Corporation; and he shall have such other powers and duties as the board may specify. During the absence or disability of the president, or if no president has been appointed, the managing director shall also have the powers and duties of that office.

10.	Vice-President - A vice-president shall have such powers and duties as the board or the chief executive officer may specify.

11.
Secretary - The secretary shall attend and be the secretary of all meetings of the board, shareholders and committees of the board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings thereat; he shall give or cause to be given, as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the board; he shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and of all books, papers, records, documents and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose; and he shall have such other powers and duties as the board or the chief executive officer may specify.

12.
Chief Financial Officer - The chief financial officer shall keep proper accounting records in compliance with the Business Corporations Act and shall be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation; he shall render to the board whenever required an account of all his transactions as chief financial officer and of the financial position of the Corporation; and he shall have such other powers and duties as the board or the chief executive officer may specify.

13.	Agents and Attorneys - The board shall have the power from time to time to appoint agents and attorneys for the Corporation in or outside Canada with such powers as the board sees fit.
SHAREHOLDERS’ MEETINGS
14.
Quorum - Subject to the requirements of the Business Corporations Act, a quorum for the transaction of business at any meeting of shareholders, irrespective of the number of persons actually present at the meeting, shall be one person present in person being a shareholder entitled to vote thereat or a duly appointed representative or proxyholder for an absent shareholder so entitled, and holding or representing in the aggregate not less than a majority of the outstanding shares of the Corporation entitled to vote at the meeting.

15.
Votes to Govern - At any meeting of shareholders every question shall, unless otherwise required by the Business Corporations Act, be determined by the majority of votes cast on the question. In case of an equality of votes either upon a show of hands or upon a poll, the chairman of the meeting shall not be entitled a second or casting vote.

16.
Show of Hands - Subject to the provisions of the Business Corporations Act, any question at a meeting of shareholders shall be decided by a show of hands unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands every person who is present and entitled to vote shall have one vote per share. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

17.
Ballots - On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, any shareholder or proxyholder entitled to vote at the meeting may require or demand a ballot. A ballot so required or demanded shall be taken in such manner as the chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Business Corporations Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

MEETING BY TELEPHONE
18.
Directors - A director may participate in a meeting of the board or of a committee of the board by means of telephone or other communication facilities that permit all persons participating in any such meeting to hear each other.

INDEMNIFICATION
19.
Indemnification of Directors and Officers - The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Business Corporations Act.

20.
Indemnity of Others - Except as otherwise required by the Business Corporations Act and subject to paragraph 20, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of or participant in another body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

21.
Right of Indemnity Not Exclusive - The provisions for indemnification contained in the by-laws of the Corporation shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

22.
No Liability of Directors or Officers for Certain Matters - To the extent permitted by law, no director or officer of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

DIVIDENDS
23.
Dividends - Subject to the provisions of the Business Corporations Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

24.
Dividend Cheques - A dividend payable in cash shall be paid by cheque drawn on the Corporation’s bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his recorded address, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

25.
Non-Receipt of Cheques - In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnify, reimbursement of expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

26.	Unclaimed Dividends - Any dividend unclaimed after a period of 6 years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.
BANKING ARRANGEMENTS, CONTRACTS, DIVISIONS ETC.
27.
Banking Arrangements - The banking business of the Corporation, or any part thereof, shall be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time by resolution and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more officers and/or other persons as the board may designate, direct or authorize from time to time by resolution and to the extent therein provided.

28.
Execution of Instruments - Contracts, documents or instruments in writing requiring execution by the Corporation may be signed by any one officer and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The board is authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation to sign and deliver either contracts, documents or instruments in writing generally or to sign either manually or by facsimile signature and/or counterpart signature and deliver specific contracts, documents or instruments in writing. The term “contracts, documents or instruments in writing” as used in this by-law shall include deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds (including specifically, but without limitation, transfers and assignments of shares, warrants, bonds, debentures or other securities), share certificates, warrants, bonds, debentures and other securities or security instruments of the Corporation and all paper writings.

29.
Voting Rights in Other Bodies Corporate - The signing officers of the Corporation may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments shall be in favour of such persons as may be determined by the officers executing or arranging for the same. In addition, the board may from time to time direct the manner in which and the persons by whom any particular voting rights or class of voting rights may or shall be exercised.

30.
Creation and Consolidation of Divisions - The board may cause the business and operations of the Corporation or any part thereof to be divided or to be segregated into one or more divisions upon such basis, including without limitation, character or type of operation, geographical territory, product manufactured or service rendered, as the board may consider appropriate in each case. The board may also cause the business and operations of any such division to be further divided into sub-units and the business and operations of any such divisions or sub-units to be consolidated upon such basis as the board may consider appropriate in each case.

31.
Name of Division - Any division or its sub-units may be designated by such name as the board may from time to time determine and may transact business, enter into contracts, sign cheques and other documents of any kind and do all acts and things under such name. Any such contracts, cheque or document shall be binding upon the Corporation as if it had been entered into or signed in the name of the Corporation.

32.
Officers of Divisions - From time to time the board or a person designated by the board, may appoint one or more officers for any division, prescribe their powers and duties and settle their terms of employment and remuneration. The board or a person designated by the board, may remove at its or his pleasure any officer so appointed, without prejudice to such officers rights under any employment contract. Officers of divisions or their sub-units shall not, as such be officers of the Corporation.

MISCELLANEOUS
33.
Invalidity of Any Provisions of This By-law - The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

34.
Omissions and Errors - The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

INTERPRETATION
35.
Interpretation - In this by-law and all other by-laws of the Corporation words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders; words importing persons shall include an individual, partnership, association, body corporate, executor, administrator or legal representative and any number or aggregate of persons; “articles” include the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization, articles of arrangement and articles of revival; “board” shall mean the board of directors of the Corporation; “Business Corporations Act” shall mean the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended from time to time, or any Act that may hereafter be substituted therefor; “meeting of shareholders” shall mean and include an annual meeting of shareholders and a special meeting of shareholders of the Corporation; and “signing officers” means any person authorized to sign on behalf of the Corporation pursuant to paragraph 29.

36.
Notwithstanding anything to the contrary set out herein, this by-law shall be subject to the option to purchase and governance agreement dated as of January 31, 2008 made among BrazAlta Resources Corp., the Corporation and Allis-Chalmers Energy Inc. (such agreement, as amended, is called the “Governance Agreement”). In the event of any inconsistency or conflict between this by-law and the Governance Agreement, the terms of the Governance Agreement shall govern.

CONSENTED to by the directors of the Corporation.
DATED this • day of January, 2008.